EXHIBIT 99.1

News Release

__________________________________________________________________________________________________________________________________________________________________________________________________

Press Department:
Diana Phillips (212) 606-7176

Matthew Weigman + 44 (0) 207 293 5168

Investor Relations:

Jennifer Park (212) 894-1023

SOTHEBY’S ANNOUNCES 2006 FOURTH

QUARTER AND FULL YEAR RESULTS

• Highest Fourth Quarter Results in Company History with Revenues of $263.1 million and Income from Continuing Operations of $69.3 million
• Record Full Year Revenues of $664.8 million up 29% and Operating Income of $197.2 million up 60%
• February London Impressionist & Modern and Contemporary Art Sales Achieve $361.7 million, Sotheby’s Best Ever
• Sotheby’s Announces a Broad Suite of New Initiatives

March 1, 2007, New York -- Sotheby’s (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales, dealer and art-related financing activities, today announced results for the fourth quarter and full year ended December 31, 2006.

For the quarter ended December 31, 2006, the Company reported record revenues of $263.1 million, a $58.2 million, or 28%, increase over the prior period, primarily due to higher auction commission revenues and revenues from principal activities. The Company’s income from continuing operations for the fourth quarter of 2006 was a record $69.3 million, or $1.08 per diluted share compared to $51.7 million, or $0.90 per diluted share for the prior period, a 34%, or $17.7 million improvement, largely due to growth in auction commission revenues. This is partially offset by a $9.0 million, or 16%, increase in salaries and related costs, due to higher full time salaries as well as higher incentive bonus costs attributable to the strong results for the period. Also, general and administrative expenses rose $11.2 million, or 38%, partially due to increased professional fees relating to an initiative for outsourcing catalogue production in Europe, outsourcing of professional tax services as well as consulting fees for strategic corporate initiatives.

In 2006, Sotheby’s achieved its highest annual total ever for revenues, operating income and Adjusted EBITDA* in its 263-year history. Total revenues in 2006 were $664.8 million which is $151.0 million, or 29%, better than in 2005 largely due to a $109.9 million, or 25%, improvement in auction commission revenues. This is attributable to a 36% increase in Auction Sales (aggregate hammer price of property sold at auction, including buyer’s premium) which rose to $3.75 billion, Sotheby’s highest ever. Operating income of $197.2 million, was $73.9 million, or 60% ahead of prior year. Income from continuing operations for the full year 2006 totaled $107.4 million, a $44.1 million, or 70%, increase from the prior year. Adjusted EBITDA* also dramatically improved by $73.2 million, or 51%, to $218.4 million. These strong results are due to the revenue increases mentioned above and are partially offset by a 21% rise in salaries and related costs mainly stemming from higher incentive bonus costs as a result of the strong financial performance for the year as well as increased full time salaries and stock compensation expense over the period. Also, general and administrative expenses increased by 20% partly due to a 33% increase in professional fees partially resulting from the catalogue outsourcing, tax outsourcing and consulting fees for strategic corporate initiatives mentioned previously.

“By virtually every measure, 2006 was Sotheby’s best year ever and 2007 is off to an outstanding start,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “A 70% increase in income from continuing operations and a return on equity of 50%, along with the resumption of our dividend after a six-year hiatus, are clear indications of our continued improvement in profitability.”

Many areas were particularly noteworthy in 2006. Traditional categories such as Impressionist and Modern Art, consistently Sotheby’s largest department, increased by 79% in Auction Sales to a total of $932.4 million. Sales of Contemporary Art were up by 61% to $647.0 million. Emerging markets performed strongly. Russian Paintings and Works of Art brought $152.4 million, an 80% increase from the prior year. Sales in Asia totaled $284.0 million, a 29% increase from the prior year and 151% growth from three years ago, and worldwide sales of Contemporary Asian Art brought $70.2 million, 391% above sales in the prior year.

“An important contributor to our success over the past couple of years has been our focus on the high end of the art market and this reaped many successes in 2006,” said Mr. Ruprecht. “Sotheby’s sold the most expensive painting at auction last year, Picasso’s Dora Maar au Chat, which sold for $95.3 million, and also sold 20 works above $10 million, a record for us. That emphasis will continue going forward. Whether in person, on the phone or online, Sotheby’s will offer the best auction experience anywhere for our clients around the world.

“To that end, we are making significant changes to our business, globally reorganizing how we manage client relationships, and in the process, adding significant tools and staff in those areas our important clients value most. Client relationships are a key driver to success and we know that our clients live and do business in many locations around the world. We also understand that our clients want a 24/7 experience with us, with constant access to account information and we know that our clients expect a consistently high level of service from us. We will fulfill these expectations.

“This spring we will launch “mySothebys”, a major enhancement to our website that will revolutionize the auction experience for our clients. It will enable clients to obtain 24/7 online services and account information and have access to exciting new features such as paddle pre-registration, instant magnification of lot images, a tracked lot list and immediate real time auction results. Additionally, we will further build on our already sophisticated rich media experiences of video and podcasting by introducing streaming video of our evening sales this May. And we plan to take online real time bidding, which we introduced several years ago, to a whole new level of sophistication later this year.

“We have also looked carefully at new and existing markets to see where we should devote more resources. To respond to promising global opportunities, we are opening offices in Moscow and Beijing and are establishing a greater presence in the Middle East, where we have been operating for many years, so that we can better serve this increasingly important part of the global art world.”

In line with our strategy to focus on our major clients, we have made the decision to refocus our business portfolio. This decision, which will be guided by local statutory consultation guidelines, will result in the discontinuation of auctions at the Olympia sales center in London which traditionally has processed sales at a much lower price point than the rest of the Company. In addition, there will also be staff reductions in lower end sales categories in New York, Amsterdam and Milan. We expect this decision to reduce our headcount by approximately five percent globally and may result in a first quarter charge in the range of $2 million for severance costs.

Year to Date 2007 Sales

Worldwide sales to date in 2007 have been extremely strong. In New York, the Old Masters Paintings sale in January totaled $111.0 million, an increase of 59% compared to the prior year and the highest worldwide total ever for an Old Master Paintings sale. The two top lots were both by Rembrandt: Portrait of St. James the Greater brought $25.8 million and Portrait of Young Woman with Black Cap brought $9.0 million, more than double its high estimate of $4 million**. Other strong prices were brought by Francesco Guardi, Joseph Wright of Derby, Sandro Botticelli and El Greco.

The London Impressionist and Modern Art sales led the market last month with a total of $237.5 million, up 52% from the prior year, with the evening sale recording the highest total ever for any sale in Sotheby’s Europe. The top lot of the sale was Chaim Soutine’s L’Homme au Foulard Rouge which sold for $17.2 million, significantly above its estimate of $7/10 million** and a new record for the artist at auction. 47 lots, or almost half of the 98 lots offered in the evening sale, sold for $1 million or above.

The London Contemporary sales also brought exceptional results with the evening sale attaining the largest total ever for a Sotheby’s Contemporary sale in Europe. The sales brought $124.2 million, up 75% from the prior year and well above the high estimate of $106.3 million**. British artists fared superbly, with the highlight of the evening being the sale of Peter Doig’s White Canoe which sold for $11.3 million, almost five times the pre-sale high estimate of $2.4 million** and a new record for the artist at auction. Other top lots sold were by Gerhard Richter, Roy Lichtenstein, Jean-Michel Basquiat, Frank Auerbach and Francis Bacon.

Upcoming Sales

On March 21st, during Asia Week in New York, Sotheby’s Chinese Contemporary Art department will hold its spring sale of Contemporary Asian Art, estimated to bring $18/26 million**. Works by Zhang Xiaogang, Yue Minjun, Xu Bing Ai Weiwei, and a significant group of Chinese artists practicing in the school of Neorealism will be featured. The highlight of the sale is Zhang Xiaogang’s Bloodline: Three Comrades which is estimated at $1.5/2 million**.

Another highlight of Asia Week in New York is our Fine Chinese Ceramics and Works of Art sale on March 19th and 20th, estimated at $25/30 million**. Included in this sale is a large gilt bronze seated figure of a Buddha from the Ming Dynasty that is expected to bring $3.5/4.5 million** as well as a rare archaic bronze wine vessel (Fangia) which is estimated at $2/3 million**.

A consignment of ancient masterpieces from the Albright Knox Art Gallery in Buffalo, New York will be offered in various sales this spring and is expected to bring more than $15 million**. Among the highlights is the most important Indian sculpture ever to appear on the market, Magnificent and Rare Granite Figure of Shiva as Brahma or Mahesha, from the Chola Period, circa 10th/11th century, which is estimated in the region of $3 million**. Another highlight is one of the very finest large classical bronze sculptures in America, Bronze Figure of Artemis and the Stag, from the late Hellenistic/early Roman Imperial era, circa 1st century B.C./1st century A.D., which is estimated to bring $5/7 million**.

On April 7th, Sotheby’s will begin its spring series of sales in Hong Kong which will last until April 10th. The Chinese Ceramics and Works of Art sale, together with two themed sales, have a number of highlights which include an Extraordinary Group of Seven Imperial Archer’s Rings from the Qianlong Reign (estimate upon request) and a Superbly Decorated Large Doucai Vase from the Qing Dynasty that is expected to bring in excess of $2 million** and break the world record for Qing dynasty doucaiware. The combined three sales are expected to bring $51/77 million**. Also on offer is an exciting mix of Chinese Contemporary Art which is estimated at $16/19 million**. The entire week of sales is estimated to achieve in excess of $119 million**.

On April 16th and 17th in New York, Sotheby’s will be holding its third annual combined Russian Paintings and Works of Art sale, featuring works by Ivan Aivazovsky, Dmitrievich Grigoriev and Mikhail Nesterov, among others. The sale will also feature a section devoted to Russian Contemporary Art. The total sale is expected to realize $40 million**.

Sotheby’s is holding its fourth annual exhibition and private sale of monumental sculptures, exhibited at the Isleworth Golf and Country Club, located in Windermere, Florida. The exhibition includes over forty works of art, estimated to realize over $40 million**. Large-scale works by such modern and contemporary masters as Auguste

Rodin, Aristide Maillol, Fernand Léger, Fernando Botero and Niki de Saint Phalle will highlight the private sale which are on display through mid-April 2007.

In London in July, a remarkable collection of 14 watercolours by Britain’s greatest watercolourist, J.M.W. Turner, are estimated to bring $20/30 million**. From the collection of Baron Guy Ullens, a Belgian collector who spent over twenty years putting together this series of works that span the first half of the 19th century, the watercolours are made up of beautiful British coastal scenes as well as impressionist views of Switzerland, Germany, France and Italy.

* Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales, dealer and art-related financing activities. The Company operates in 35 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses, the marketability at auction of such property and the success of the Company in implementing its strategic plans. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call is available at http://www.shareholder.com/bid/releasesE.cfm.

Sotheby’s earnings conference call will take place on Thursday, March 1, 2007, at 10:15 AM EST. Domestic callers should dial: 800-257-6566 and international callers should dial: 303-262-2075. The call reservation number is 11084826. The conference replay will be available for two weeks after the call at 800-405-2236 or 303-590-3000. Enter passcode 11084826#.

To listen to the conference call via web cast, please go to http://w.on24.com/r.htm?e=38781&s=1&k=5D43E996F950A224C09171E6EA0EB0B8. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins on March 1st. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED Three Months Ended		UNAUDITED Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Revenues:
Auction and related revenues	$248,144	$199,054	$631,344	$496,899
Finance revenues	4,535	3,214	15,864	8,302
Dealer revenues	8,991	1,550	12,776	5,131
License fee revenues	769	395	2,922	1,404
Other revenues	676	704	1,903	2,117
Total revenues	263,115	204,917	664,809	513,853

Expenses:
Direct costs of services	28,216	28,374	74,120	65,782
Dealer cost of sales	5,493	-	6,060	-
Salaries and related costs	66,360	57,354	226,410	187,753
General and administrative expenses	40,908	29,670	138,278	114,974
Depreciation and amortization expense	6,748	5,396	22,783	22,081
Total expenses	147,725	120,794	467,651	390,590

Operating income	115,390	84,123	197,158	123,263

Interest income	3,097	1,189	5,891	5,683
Interest expense	(7,988)	(8,923)	(33,039)	(33,421)
Credit facility termination costs	-	(131)	-	(3,069)
Other expense	(2,183)	(1,384)	(4,227)	(1,474)

Income from continuing operations before taxes	108,316	74,874	165,783	90,982
Equity in earnings of investees, net of taxes	966	219	1,626	829
Income tax expense	39,938	23,427	60,050	28,594
Income from continuing operations	69,344	51,666	107,359	63,217

Discontinued operations:
Income (loss) from discontinued operations before taxes	1,457	(339)	(504)	(854)
Income tax expense (benefit)	496	(110)	(194)	(369)
Income (loss) from discontinued operations	961	(229)	(310)	(485)

Cumulative effect of a change in accounting principal, net of taxes	-	(1,130)	-	(1,130)

Net income	$70,305	$50,307	$107,049	$61,602

Basic earnings per share:
Earnings from continuing operations	$1.11	$0.92	$1.78	$1.04
Earnings (loss) from discontinued operations	0.02	(0.00)	(0.01)	(0.01)
Cumulative effect of a change in accounting principal, net of taxes	-	(0.02)	-	(0.02)
Basic earnings per share	$1.12	$0.89	$1.77	$1.01

Diluted earnings per share:
Earnings from continuing operations	$1.08	$0.90	$1.73	$1.02
Earnings (loss) from discontinued operations	0.01	(0.00)	(0.00)	(0.01)
Cumulative effect of a change in accounting principal, net of taxes	-	(0.02)	-	(0.02)
Diluted earnings per share:	$1.09	$0.87	$1.72	$1.00

Dividends per share	$0.10	-	$0.20	-

APPENDIX B

SOTHEBY'S GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars)

	Twelve Months Ended December 31,
	2006	2005	$ Increase / Decrease	% Increase / Decrease

GAAP Income from Continuing Operations	$107,359	$63,217	$44,142	69.8%

Adjustments:
Income tax expense related to continuing operations	60,050	28,594	31,456	110.0%
Income tax expense related to earnings from equity investees	1,043	446	597	133.9%
Net interest expense	27,148	27,738	(590)	-2.1%
Depreciation and amortization expense	22,783	22,081	702	3.2%
Credit facility termination costs	-	3,069	(3,069)	-100.0%

Adjusted EBITDA from Continuing Operations	$218,383	$145,145	$73,238	50.5%